Exhibit 10.29
Summary of Director Compensation
Set forth below is a summary of the compensation paid by SunEdison Semiconductor Limited (the “Company”) to its outside directors who are not employees of the Company. Directors that are also employees of the Company receive no additional compensation for their service as a director.

Cash Compensation

•	$50,000 annual board of directors cash retainer;

•	$50,000 additional cash retainer for the chairman of the board of directors;

•	$20,000 additional cash retainer for the chairman of the Audit Committee and $7,500 additional cash retainer for each member of the Audit Committee; and

•	$12,500 additional cash retainer for the chairman of the Compensation Committee and $5,000 additional cash retainer for each member of the Compensation Committee.
Notwithstanding, the fees paid to Mr. Antonio Alvarez, who also serves on SunEdison’s board of directors, for serving as a chair or member of the Company’s board and any committee of the Company’s board were reduced by 50% for so long as SunEdison owned more than 50% of the Company’s ordinary shares. Effective January 20, 2015, SunEdison no longer owned more than 50% of the Company’s ordinary shares and Mr. Alvarez’s fees were no longer reduced after that date.

Equity Compensation
Our independent directors, other than Mr. Abdul Jabbar Bin Karam Din, who is a partner at Rajah & Tann, our Singapore law firm, will be awarded restricted stock units (“RSUs”) for ordinary shares on an annual basis (as of the date of the annual general meeting of shareholders each year) in connection with their board service. Each year, RSUs are to be awarded in an amount such that the number of underlying ordinary shares has a total value of $150,000 on the date the award is granted (rounded to the nearest 100 ordinary shares), which vest on the first anniversary of the grant date. For newly elected or appointed independent directors that become directors on a date other than the date of the annual general meeting of shareholders, such directors receive RSUs for a pro rata portion of the $150,000 total value. For our non-employee directors that are also directors of SunEdison, the annual grant will be reduced by 50% for so long as SunEdison owns more than 50% of our ordinary shares (i.e. such directors will receive an annual grant of $75,000 in RSU grant value).
The RSU grants to Mr. Antonio Alvarez, who also serves on SunEdison’s board of directors, for serving as a member of the Company’s board were reduced by 50% for so long as SunEdison owned more than 50% of the Company’s ordinary shares. Effective January 20, 2015, SunEdison no longer owned more than 50% of the Company’s ordinary shares and Mr. Alvarez’s grants were no longer reduced after that date.

Reimbursable Expenses
All reasonable out-of-pocket expenses incurred by a director for attending Board or Committee meetings are reimbursed by the Company.